Exhibit 10.3

The following is the text inserted as Section 2.(g) of each officer RSU award agreement:

“(g) Change of Control. Notwithstanding the vesting schedule set forth in Section 2(b) above, all of the RSUs granted hereunder shall become immediately vested in the event that, following a Change of Control of the Company, the Grantee’s employment with the Company is terminated by the Company without Cause or by the Grantee for Good Reason. For purposes of this subsection (g), to the extent applicable, any reference to the Company shall include any legal successor thereto or affiliate thereof.

As used in this Agreement, a “Change of Control of the Company” shall be deemed to have occurred if and only if after the Grant Date any person or group of affiliated persons, other than the current stockholders of the Company or their affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

As used in this Agreement, the term “Cause” shall mean and include (i) chronic alcoholism or controlled substance abuse, (ii) commission by the Grantee of an act of fraud or dishonesty with respect to the Company or its subsidiaries, as determined in the sole discretion of the Board; (iii) knowing and material failure by the Grantee to comply with material applicable laws, regulations or Company policies relating to the business of the Company or its subsidiaries; (iv) the Grantee’s material and continuing failure to perform (as opposed to unsatisfactory performance) his duties as an officer and employee of the Company which is not corrected within 10 days after receipt of written notice from the Company, except, in each case, where such failure or breach is caused by the illness or other similar incapacity or Disability of the Grantee; or (v) conviction of (or pleading guilty or nolo contendere to) a felony.

As used in this Agreement, the term “Good Reason” shall mean and include (i) a failure to elect or reelect or to appoint or reappoint the Grantee to the office(s) held immediately prior to the Change of Control of the Company, or other material change by the Company of the Grantee’s authority, duties or responsibilities which change would materially reduce the Grantee’s authority, duties or responsibilities as in effect immediately prior to the Change of Control of the Company; (ii) a reduction in the Grantee’s base salary, other than as a result of any reduction in base salary made on a basis substantially proportionate to reductions in salary made to other senior managers of the Company; or (iii) a material change in the geographic location at which the Grantee must perform the services; provided, that such change shall be deemed to have occurred upon any relocation of Grantee’s principal place of business of 60 miles or more, including travel inconsistent (as to frequency and/or distance) with Grantee’s normal practice.

In accordance with the foregoing language of this subsection (g), and in order to provide clarity to the greatest extent possible but nonetheless subject to all rights of the Board or Committee under the Plan, it is the parties’ intention that, in the event of a Change of Control of the Company resulting from a transaction whereby contractual consideration was delivered to the holders of the Company’s outstanding shares of Stock, the Grantee shall automatically be entitled to receive, in respect of all shares of Stock subject to the Award, upon vesting thereof, conversion or otherwise, the same number and kind of stock, securities, cash, property or other contractual consideration that each holder of Stock was entitled to receive in connection with such transaction resulting in the Change of Control of the Company.”